Exhibit 99.1

Tucows Reports Continuing Strong Financial Results
for Third Quarter 2018

TORONTO, November 7, 2018 – Tucows Inc. (NASDAQ:TCX, TSX:TC), a provider of network access, domain names and other Internet services, today reported its financial results for the third quarter ended September 30, 2018. All figures are in U.S. dollars.

Summary Financial Results

(In Thousands of US Dollars, Except Per Share Data)

	3 Months Ended September 30			9 Months Ended September 30
	2018 (Unaudited)	2017 (Unaudited)	% Change	2018 (Unaudited)	2017 (Unaudited)	% Change
Net revenue	83,519	85,008	-2%	260,401	238,800	9%
Net income	5,346	3,440	55%	12,698	11,128	14%
Basic Net earnings per common share	0.50	0.33	52%	1.20	1.06	13%
Adjusted EBITDA[1]	11,858	9,368	27%	33,425	26,082	28%
Net cash provided by operating activities	11,214	7,282	54%	26,541	17,814	49%

1.	This Non-GAAP financial measure is described below and reconciled to GAAP net income in the accompanying table.

Summary of Revenues and Gross Margin

(In Thousands of US Dollars)

	Revenue		Gross Margin
	3 Months ended September 30		3 Months ended September 30
	2018 (Unaudited)	2017 (Unaudited)	2018 (Unaudited)	2017 (Unaudited)
Network Access Services:
Mobile Services	22,546	21,749	11,147	9,384
Other Services	2,033	1,442	1,161	847
Total Network Access Services	24,579	23,191	12,308	10,231

Domain Services:
Wholesale
Domain Services	45,070	47,770	7,656	5,477
Value Added Services	4,541	4,203	3,734	3,516
Total Wholesale	49,611	51,973	11,390	8,993

Retail	8,731	8,873	4,266	4,262
Portfolio	598	971	450	791
Total Domain Services	58,940	61,817	16,106	14,046

Network Expenses:
Network, other costs	-	-	(2,315)	(2,461)
Network, depreciation and amortization costs	-	-	(1,838)	(1,322)
Total Network expenses	-	-	(4,153)	(3,783)

Total revenue/gross margin	83,519	85,008	24,261	20,494

“Our third quarter results again demonstrate how the consistent performance and cash flow generation of our Domains and Ting Mobile businesses are enabling us to invest in the build out of the Ting Internet footprint for our next phase of outsized growth,” said Elliot Noss, President and Chief Executive Officer, Tucows Inc. “Gross margin contribution expanded in each of our businesses, with Domains benefiting from normalized margins following the Enom acquisition and Network Access benefiting from Ting Mobile’s lower costs, a larger subscriber base and higher usage per subscriber, as we continue to reposition our offering for renewed growth. Importantly, Ting Internet continues to steadily advance its network builds, grow its number of serviceable addresses, and expand its subscriber base. We now have five fully active towns where we are installing, activating and supporting customers every day.”

Financial Results

Net revenue for the third quarter of 2018 was $83.5 million compared with $85.0 million for the third quarter of 2018, with the decrease due primarily to acceleration of revenue in the first quarter of 2018 related to the bulk transfer of 2.65 million very low margin domain names, which was partially offset by the continued growth of Ting Mobile and a bulk transfer of 0.2 million very low margin domains names in the third quarter of 2018. Excluding the impact of these of bulk transfers, net revenue for the third quarter of 2018 increased 3.5% compared to the third quarter of 2017.

Net income for the third quarter of 2018 increased 55% to $5.3 million, or $0.50 per share from $3.4 million, or $0.33 per share, for the third quarter of 2017.

Adjusted EBITDA1 for the third quarter of 2018 increased 27% to $11.9 million from $9.4 million for the third quarter of 2017.

Cash and cash equivalents at the end of the third quarter of 2018 was $10.8 million compared with $11.2 million at the end of the second quarter of 2018 and $12.5 million at the end of the third quarter of 2017.

Notes:

1. Adjusted EBITDA

Tucows reports all financial information required in accordance with United States generally accepted accounting principles (GAAP). Along with this information, to assist financial statement users in an assessment of our historical performance, the Company typically discloses and discusses a non-GAAP financial measure, adjusted EBITDA, in press releases and on investor conference calls and related events that exclude certain non-cash and other charges as the Company believes that the non-GAAP information enhances investors' overall understanding of our financial performance.

The Company believes that the provision of this supplemental non-GAAP measure allows investors to evaluate the operational and financial performance of the Company’s core business using similar evaluation measures to those used by management. The Company uses adjusted EBITDA to measure its performance and prepare its budgets. Since adjusted EBITDA is a non-GAAP financial performance measure, the Company’s calculation of adjusted EBITDA may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. Because adjusted EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a liquidity measure. Non-GAAP financial measures do not reflect a comprehensive system of accounting and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies and/or analysts and may differ from period to period. The Company endeavors to compensate for these limitations by providing the relevant disclosure of the items excluded in the calculation of adjusted EBITDA to net income based on U.S. GAAP, which should be considered when evaluating the Company's results. Tucows strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure.

The Company’s adjusted EBITDA definition excludes depreciation, amortization of intangible assets, income tax provision, interest expense, interest income, stock-based compensation, asset impairment, gains and losses from unrealized foreign currency transactions and infrequently occurring items, including acquisition and transitions costs. Gains and losses from unrealized foreign currency transactions removes the unrealized effect of the change in the mark-to-market values on outstanding unhedged foreign currency contracts, as well as the unrealized effect from the translation of monetary accounts denominated in non-U.S. dollars to U.S. dollars.

The following table reconciles net income to adjusted EBITDA (dollars in thousands):

	3 months ended September 30		9 months ended September 30
	2018 (unaudited)	2017 (unaudited)	2018 (unaudited)	2017 (unaudited)
Net income for the period	5,346	3,440	12,698	11,128
Depreciation of property and equipment	1,445	978	4,007	2,614
Amortization of intangible assets	2,296	2,245	6,953	6,070
Impairment of intangible assets	-	2	-	2
Interest expense, net	914	864	2,761	2,703
Provision for income taxes	1,370	1,823	3,781	2,781
Stock-based compensation	711	203	1,904	834
Unrealized loss (gain) on change in fair value of forward contracts	(35)	1	7	(37)
Unrealized loss (gain) on foreign exchange revaluation of foreign denominated monetary assets and liabilities	(269)	(427)	191	(761)
Acquisition and transition costs*	80	239	1,123	748

Adjusted EBITDA	11,858	9,368	33,425	26,082

*Acquisition and other costs represents transaction-related expenses, transitional expenses, such as duplicative post-acquisition expenses, related to our acquisition of Enom in January 2017. Expenses include severance or transitional costs associated with department, operational or overall company restructuring efforts, including geographic alignments.

Conference Call

As per its new quarterly conference call format initiated last quarter, concurrent with the dissemination of this news release, management’s pre-recorded remarks discussing the quarter and outlook for the Company have been posted to the Tucows web site at http://www.tucows.com/investors/financials. In lieu of a live question and answer period, for the next five days (until Monday, November 12), shareholders, analysts and prospective investors can submit questions to Tucows’ management at ir@tucows.com. Management will post responses to questions of general interest to the Company’s web site at http://www.tucows.com/investors/financials/ on Friday, November 16 at approximately 4:00 p.m. ET. All questions will receive a response, however, questions of a more specific may be responded to directly.

About Tucows

Tucows is a provider of network access, domain names and other Internet services. Ting (https://ting.com) delivers mobile phone service and fixed Internet access with outstanding customer support. OpenSRS (http://opensrs.com) and Enom (http://www.enom.com) manage a combined 23 million domain names and millions of value-added services through a global reseller network of over 38,000 web hosts and ISPs. Hover (http://hover.com) makes it easy for individuals and small businesses to manage their domain names and email addresses. More information can be found on Tucows’ corporate website (http://tucows.com).

This release includes forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995 including statements regarding our expectations regarding our future financial results and, including, without limitation, our expectation regarding our ability to realize synergies from the Enom acquisition and our expectation for growth of Ting Internet. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Information about other potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All forward-looking statements are based on information available to Tucows as of the date they are made. Tucows assumes no obligation to update any forward-looking statements, except as may be required by law.

Tucows, Ting, OpenSRS, Enom and Hover are registered trademarks of Tucows Inc. or its subsidiaries.

Contact:

Lawrence Chamberlain

Loderock Advisors

(416) 519-4196

lawrence.chamberlain@loderockadvisors.com